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EXHIBIT 99(c)


                               HECHINGER COMPANY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (unaudited)
                                 (in thousands)
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
                                                                                        13 WEEKS ENDED
                                                                          APR. 29, 1995                APR. 30, 1994
                                                                          -------------                -------------
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES

Net earnings                                                             $          1,167             $          4,645
Adjustments to reconcile earnings to net cash provided by
    operating activities:
    Unusual charges                                                               (12,972)                      (1,698)
    Depreciation and amortization                                                  14,431                       12,277
    Deferred income taxes                                                             348                          639
    Deferred rent expense                                                             772                         (472)
                                                                         ----------------             ----------------
                                                                                    3,746                       15,391
                                                                         ----------------             ----------------

CHANGE IN OPERATING ASSETS AND LIABILITIES

Merchandise inventories                                                           (48,102)                     (89,224)
Other current assets                                                                3,046                       (6,932)
Accounts payable and accrued expenses                                             105,458                      111,424
Income taxes payable                                                                 (795)                       1,447
                                                                         ----------------             ----------------
                                                                                   59,607                       16,715
                                                                         ----------------             ----------------

NET CASH FLOWS PROVIDED FROM OPERATIONS                                            63,353                       32,106
                                                                         ----------------             ----------------

CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES

Expenditures for property, furniture, equipment and other
     assets, net of disposals                                                     (29,668)                     (34,713)
Marketable securities:
    Purchases                                                                     (46,218)                     (60,783)
    Proceeds from sales                                                            29,149                       92,584
                                                                         ----------------             ----------------

NET CASH USED IN INVESTING ACTIVITIES                                             (46,737)                      (2,912)
                                                                         ----------------             ----------------

CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES
Dividends paid to stockholders                                                     (1,416)                      (1,391)
Stock options exercised                                                                47                        1,422
Other                                                                                (129)                        (106)
                                                                         ----------------             ----------------

NET CASH FLOWS FROM FINANCING ACTIVITIES                                           (1,498)                         (75)
                                                                         ----------------             ----------------

INCREASE IN CASH AND CASH EQUIVALENTS                                              15,118                       29,119

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                     26,252                       19,675
                                                                         ----------------             ----------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                               $         41,370             $         48,794
                                                                         ================             ================
SUPPLEMENTAL INFORMATION
    Cash payments for income taxes                                       $          1,250             $            290
    Cash payments for interest, net of amount capitalized                $          9,140             $          6,984
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See notes to consolidated financial statements.